EXHIBIT 4.13

Unofficial Translation

August 2, 2003

The representatives of the State and the Representatives of the Lenders of the Company have come together under the aegis of CIRI and have been informed of the Company’s proposals for the restructuring of its industrial activities.

Upon review of the information provided, the Company, the State and the signatory banks have agreed to the undertakings set forth herein.

The undertakings set forth herein constitute a single agreement. One party’s failure to perform one or more of its undertakings may not, however, be invoked by another party to this agreement unless such breach is material and would affect the equilibrium of this agreement.

I – Undertakings of the Company

1.1 Commitment to Sell

The Company undertakes to conduct its negotiations with AREVA in such manner as to complete the sale of its Transmission and Distribution (T&D) sector on or before September 15, 2003.

1.2 Cash Flow Plan and Business Plan

The Company shall provide the State with pertinent information on its industrial restructuring plan in order to permit the proper execution of the approval process described in Article IV herein.

To this effect, the Company shall provide to representatives of the State and of banks before September 20, 2003 a cash flow plan established on a monthly basis for the financial year 2003/04 and a three-year business plan, both validated by PricewaterhouseCoopers

The business plan and the cash flow forecasts shall be consistent with the restructuring plan described below.

II – Undertakings of the State

2.1 Share capital increase

In connection with the industrial restructuring plan, the State undertakes as follows:

2.1 Commitment to Subscribe to the Share Capital Increase of 300 Million Euro

The State hereby irrevocably undertakes to subscribe to the share capital increase reserved for the State in an amount of 300 millions Euro for an issue price equal to the issue price of the capital increase referred to Paragraph 3.3 below. The State agrees not to sell such shares prior to the complete recovery of Alstom: In no event shall any provision render the State’s ownership interest in the Company susceptible to reaching 33%.

2.2 Commitment to Participate in the Confirmed Subordinated Credit Facility

The State shall provide 200 € of a subordinated credit facility on the same conditions as those which apply to the 200 € subordinated facilities to be granted by the banks as set forth in Paragraph 3.4.

2.3 Commitments related to T & D

The State shall provide, as majority shareholder, the necessary “comfort” in connection with the acquisition by AREVA of the T & D sector, the object of the disposal programme in progress, on the basis on AREVA’s offer price.

A final agreement for such acquisition, the effectiveness of which shall be subject only to the fulfillment of standard conditions precedent, shall be signed by the parties thereto prior to the launch of the increase in capital and in any event prior to September 15, 2003.

2.4 Guaranty of commercial bonds/guaranties provided by the Banks

The State shall guarantee CFDI, which will in turn counter guarantee the banks issuing commercial guaranties [i.e. bid bonds, advance payment guaranties, and performance bonds] on the Company’s behalf. The State’s guaranty shall cover a maximum aggregate amount of 3.5 billion Euro in case of an event of default as such term is defined in the policies issued for the Company by COFACE in December 2003.

The amount covered by the State’s guaranty shall be 65% of the amount of each guarantee. This system shall function until the full utilization of the 3.5 billion Euro underlying commitment. The commercial agreements which are the subject of the guarantees shall have a maximum duration of 7 years.

2.5 Short Term Credit Facility of 300 Million Euro

The State directly, or through a public entity, shall subscribe for 150 million Euro of commercial paper, and CDC will renew outstanding commercial paper in the amount of 150 million Euro. This commercial paper will continue to be renewed until Alstom has been paid the full sale price of T&D.

III – Undertakings of the banks

3.1 Short term cash-flow needs

The banks signatory to this agreement undertake to refinance, from August 4, 2003 up to 180 million Euro of the Company’s obligations under the RCCL vendor financing.

The banks shall subscribe during the week of August 4, 2003 to 120 million Euro of commercial paper, which shall maintained in place until the receipt by the Company of the full sale price of T&D.

3.2 Syndicated subordinated bond/guarantee facility

The banks shall provide a syndicated subordinated commercial bond/guarantee facility in an amount of 3.5 million Euro as described in Paragraph 2.4 hereof in order to cover the cash flow requirements of the Company and its Subsidiaries.

As set forth in Paragraph 2.4 above, the obligations of the Company and its Subsidiaries to the banks under the syndicated subordinated bond/guarantee facility shall benefit from the guarantee provided by State.

3.3 300 Million Euro Capital Increase with Preferential Rights of Subscription or Warrants

The banks shall guarantee an increase in capital of 300 million Euro, with preferential rights of subscription or warrants to be offered to existing shareholders. This guaranty shall be provided by the signatory banks and the four banks listed on Annex I hereof.

The Company, the Banks and the State shall cooperate in order to fulfil promptly any public disclosure required in connection with such capital increase.

3.4 Refinancing facility

The signatory banks undertake, for the benefit of the Company, to provide a refinancing facility having the following terms:

a. Purpose:

to permit the repayment on the maturity date, or the repurchase prior to such date of the bonds in a principal amount of 550 million Euro maturing in February 2004 to permit the prepayment of the April 1999 syndicated facility or the repurchase of corresponding debt in the secondary market,

to finance the general needs of the business (terms and conditions to be determined)

b: Amount

An aggregate amount of 2 billion Euro:

Mandatory convertible bond tranche of 7 billion Euro

Subordinated tranche of 1 billion Euro (the use of 200 million Euro of which is to be deferred)

Such amount to be split in the following manner:

The signatory banks and the four banks listed on annex 1 hereof:

Mandatory convertible bond tranche: 700 million Euro

Subordinated debt: 300 million Euro

Other banks

Mandatory convertible bond: 300 million Euro

Subordinated Tranche: 700 million Euro) (the use of 200 million Euro of which is to be deferred)

The amount of this financing may be increased by 200 million Euro of subordinated debt.

The subscription to the mandatory convertible bonds will take place upon the completion of the shore capital increase. The issue of mandatory convertible bonds will be subject to the approval of Alstom’s shareholders who will be convoked to an extraordinary general meeting within the required time frame. The main terms of the mandatory convertible bonds will be:

coupon: 2% capitalised the first year

1 mandatory convertible bond for 1 share

subscription price of 1.25 Euro which is equal to the nominal value of each share plus an issue premium of 10-20% 5 year term

The subordinated tranche will have a 6 year term and may be prepaid at the discretion of the borrower and shall bear interest at EURIBOR + 300 basis points

The fees to be paid in connection with the commitments of the bank described in this Article 3 shall be determined on a fair and customary basis.

IV – Miscellaneous

In order that the transactions described in Article III hereof may be promptly carried out, the State shall immediately commence the process of obtaining all necessary approvals from all appropriate authorities including, in particular, the notification of the competition authorities in order to obtain the approval of the above commitments/guarantees of the State (the receipt of which is a condition precedent to the obligations of the signatory banks).

This agreement is subject to the required participation of the main external banks of ALSTOM, (a list of the external banks known to the banks and to the Company is attached hereto), to the implementation of the banks’ obligations under Article III hereof, and to the approval of this agreement by the relevant corporate bodies.

V – Calendar of events

August 2, 2003:

Commitment of the signatory banks; which commitment is subject to the signing of this agreement by the four banks listed on Annex 1 and the external banks

Commitment of the four banks listed on Annex 1

August 4, 2003:

Commitment of the external banks

Meeting and approval of Alstom’s board of directors of Alstom’s commitments under this agreement

Beginning of August:

Implementation of the refinancing facility in accordance with Paragraph 2.5

Implementation of the short term facility in accordance with Paragraph 2.5:

completion of refinancing by the signatory banks of the Company’s obligations under the RCCL vendor financing;

subscription by the banks to commercial paper

Roll-over of the commercial paper held by public entities (CDC; etc.)

Execution by the Company and the banks on or before August 31, 2003 of the syndicated commercial bond/guarantee facility which shall include the participation of the State as guarantor in accordance with Paragraph 2.4

September 2003:

Signature of T&D sale and purchase agreement, which shall be subject only to the fulfilment of standard conditions precedent

Delivery on or before September 20, 2003 of the business plan and cash flow projections

On or before September 30, 2003:

Approval by the shareholders of the simultaneous capital increases (the 300 million Euro reserved to the State and the 300 million Euro issue of rights/warrants) and the mandatory convertible bond issue

Signature of the refinancing facility under the terms of Paragraph 3.4.

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